CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SunAmerica Series Trust of our report dated February 27, 2019, relating to the financial statements and financial highlights, which appears in SA American Funds® Asset Allocation Portfolio’s, SA American Funds® Global Growth Portfolio’s, SA American Funds® Growth-Income Portfolio’s, SA American Funds® Growth Portfolio’s and SA American Funds VCP Managed Allocation Portfolio’s (formerly SA American Funds VCP Managed Asset Allocation Portfolio) Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 26, 2019